Exhibit 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

壹账通金融科技有限公司

(adopted by special resolution dated 10 April 2018)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

壹账通金融科技有限公司

(adopted by special resolution passed on 10 April 2018)

1                                         The name of the Company is OneConnect Financial Technology Co., Ltd. 壹账通金融科技有限公司.

2                                         The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4                                         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5                                         The share capital of the Company is US$10,000 divided into 1,000,000,000 shares of a par value of US$0.00001 each.

6                                         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7                                         Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

壹账通金融科技有限公司

(adopted by special resolution passed on 10 April 2018)

1                                         Interpretation

1.1                               In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means, with respect to a Person, a branch of such Person and any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person by holding stocks or equities or by any other arrangement; “control” means the power, directly or indirectly, whether conditional or not, to direct the management or the board of directors of a company or holding more than fifty per cent (50%) of the voting rights in the decision-making authority of a company; and, with respect to any director, individual shareholder and any other natural Person, means any of his/her immediate family members (including children, spouses, brothers, sisters and parents) and any company directly or indirectly controlled by such director, individual shareholder or other natural Person and immediate family members thereof. For purpose of the Articles, the Affiliates of JINKE, CO BVI and the Investors do not include the Company.

“Articles”	means these second amended and restated articles of association of the Company.

“Associate”	has the meaning given to “associate” under Chapter 14A of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board”	means the board of directors of the Company from time to time.

“Business Day”

means a day (which for these purposes ends at 5.30pm local time) on which banks are open for commercial business in the Cayman Islands, Hong Kong and China other than a Saturday, Sunday or a public holiday.

“Chairman”	means the chairman of the Board.

“Company”	means the above named company.

“Company ESOP”	means the Company’s employee stock option plan, as adopted and amended from time to time.

“CO BVI”

means Sen Rong Limited, a company registered in the British Virgin Islands whose registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

“Deed of Adherence”

means a deed of adherence executed by a proposed subscriber or transferee to the existing shareholders and the Company in the form prescribed in Schedule 2 to the Shareholders Agreement, pursuant to which the subscriber or transferee agrees to be bound by all of the terms and conditions of the Shareholders Agreement.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Existing Shareholders”	means collectively JINKE and CO BVI and each an “Existing Shareholder”.

“FinTech Business Innovation LPS ”	means FinTech Business Innovation LPS, a limited partnership registered and existing under the laws of Japan and having its registered office at 1-6-1, Roppongi, Minato-ku, Tokyo 106-6019.

“Group Company” and “Group Companies”	means, individually and collectively, the Company and its Affiliates that are controlled by the Company and “Group” means all of them.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Investor” or “Investors”	means SoftBank Investor and the investors listed in Schedule 1 of the Shareholders Agreement as may be updated from time to time.

“Law” or “Laws”

means any constitutional provision, statute or other law, rule, regulation, mandatory guideline, written opinion, written notice, circular, listing rule, order, decree, approval, official policy , interpretation or other restriction of any nation or government or any province or state, municipal or local or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, stock or securities exchange and any self-regulatory organization.

“JINKE”

means Bo Yu Limited, a company registered in the British Virgin Islands whose registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the second amended and restated memorandum of association of the Company.

“Observer”	is defined in Article 26.2(d).

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Person”

means any individual, sole proprietorship, partnership, limited partnership, limited liability company, corporation, body corporate, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental or Regulatory Authority or other enterprise or entity of any kind or nature.

“Ping An”	means Ping An Insurance (Group) Company of China, Ltd., shares of which are listed on the Main Board of the Stock Exchange of Hong Kong Limited (Stock code: 2318).

“Ping An Group”	means Ping An and its Affiliates that are controlled by Ping An from time to time (excluding the Group Companies).

“PRC” or “China”	means the People’s Republic of China which for the purposes of the Articles excludes Hong Kong, the Special Administrative Region of Macao and Taiwan.

“Qualified Listing”

means an initial public offering of the Company’s shares and/or securities on an internationally recognized stock exchange, including, but not limited to, NYSE, NASDAQ, The Stock Exchange of Hong Kong Limited (Main Board), Shanghai Stock Exchange (Main Board) and Shenzhen Stock Exchange (Main Board).

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Shareholder”	means a Member.

“Shareholders Agreement”	means the amended shareholders agreement in relation to the Company entered into by and among JINKE, CO BVI and the Investors on 10 April 2018.

“Shareholders Meeting”	means the Shareholders’ general meeting of the Company.

“SBI Holdings, Inc”	means SBI Holdings, Inc., a company incorporated and existing under the laws of Japan and having its registered office at 1-6-1, Roppongi, Minato-ku, Toyko 106-6019.

“SBI StellarS Fintech Fund I LP ”

means SBI StellarS Fintech Fund I LP, a limited partnership registered and existing under the laws of Cayman Islands and having its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYI-9008, Cayman Islands.

“SBI StellarS Fintech Fund II LP ”

means SBI StellarS Fintech Fund II LP, a limited partnership registered and existing under the laws of Cayman Islands and having its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYI-9008, Cayman Islands.

“SBI StellarS Fintech Fund III LP ”

means SBI StellarS Fintech Fund III LP, a limited partnership registered and existing under the laws of Cayman Islands and having its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYI-9008, Cayman Islands.

“SoftBank Investor”

means SVF Fax Subco (Singapore) Pte. Ltd., a company incorporated and existing under the laws of Singapore and having its registered office at 80 Robinson Road, #02-00, Singapore 068898 (together with any Person to whom such Person may transfer a majority of its Shares in a transfer permitted).

“SoftBank Share Subscription Agreement”	means the share subscription agreement made between the SoftBank Investor and the Company dated 4 April 2018.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“USD”	means United States dollars, the lawful currency of the United States of America.

1.2                               In the Articles:

(a)                                 words importing the singular number include the plural number and vice versa;

(b)                                 words importing the masculine gender include the feminine gender;

(c)                                  words importing persons include corporations as well as any other legal or natural person;

(d)                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                  “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)                                   references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)                                  any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)                                 the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)                                     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)                                    any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)                                 any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)                                     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)                             the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)                                 the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2                                         Commencement of Business

2.1                               The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2                               The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3                                         Issue of Shares

3.1                               Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and the Articles and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2                               The Company shall not issue Shares to bearer.

3.3                               Prior to any issuance of new Shares or other securities in the Company, the Company shall issue a notice (the “Subscription Notice”) to each of the Shareholders. Each of the Shareholders (or their respective Affiliates) shall have the option (but not the obligation) at its own discretion to decide, within thirty (30) Business Days upon receipt of the Subscription Notice, to subscribe for all or part of the new Shares or other securities in proportion to their relative shareholding in the Company on the terms stated on the Subscription Notice. It is a condition of such subscription by an Affiliate of the Shareholders that such Affiliate shall provide evidence of their Affiliate relationship with the relevant Shareholders.

3.4                               If any of the Shareholders (or their respective Affiliate, as the case may be, the “Partially-Subscribing Party”) does not choose to fully subscribe for the new Shares or other securities, and the other Shareholder or Shareholders (or its/their Affiliate, as the case may be, the “Fully-Subscribing Party”) choose(s) to fully subscribe for the new Shares or other securities, then the Fully-Subscribing Party shall have the option (but not the obligation) to subscribe for those new Shares or other securities not already subscribed for by the Partially-Subscribing Party, in proportion to their relative shareholding in the Company before issuance of the new Shares or other securities and on the terms stated on the Subscription Notice.

3.5                               In respect of any new Shares or other securities that are not subscribed for by the Shareholders in accordance with Articles 3.3 and 3.4 above (the Unsubscribed New Securities), the Company shall have the right to issue and allot the Unsubscribed New Securities to any third parties within one hundred and twenty (120) days from the earlier of (i) the lapse of the Subscription Notice, or (ii) the date the last Fully-Subscribing Party indicates its decision not to subscribe for those new Shares or other securities not already subscribed for by the Partially-Subscribing Party in accordance with Article 3.4, provided that (x) the terms and conditions for the issuance and allotment of the Unsubscribed New Securities to any third parties shall not be more favourable than those stated on the Subscription Notice and (y) such subscription shall be conditional on the third party having executed a Deed of Adherence.

3.6                               If the Company (i) proposes to issue and allot the Unsubscribed New Securities to third parties on terms and conditions more favourable than those stated in the Subscription Notice, or (ii) chooses not to issue and allot the Unsubscribed New Securities, the Company shall serve notices to all Shareholders in respect of the subscription of the Unsubscribed New Securities following the procedures prescribed in Articles 3.3 and 3.4.

3.7                               For the purposes of this Article 3, new Shares or securities do not include:

(a)                                 Shares converted from the Company’s capital reserves (if applicable), provided that such conversion does not result in a dilution to any Shareholder;

(b)                                 Shares issued by the Company in connection with a Qualified Listing; or

(c)                                  Shares or other securities issued for the purposes of acquiring all or substantially all assets of another company or entity, or a merger representing 50% or more of the voting rights, asset acquisition or other shares or securities issued in each case for restructuring.

4                                         Register of Members

4.1                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2                               The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute.  The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5                                         Closing Register of Members or Fixing Record Date

5.1                               For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2                               In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3                               If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6                                         Certificates for Shares

6.1                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4                               Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7                                         Transfer of Shares

7.1                               The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.2                               Unless otherwise specified in the Articles:

(a)                                 the Shareholders shall not sell, transfer or dispose of any Shares in any way without complying with this Article 7;

(b)                                 any transfer of Shares not made in compliance with the Articles shall be null and void as against the Company and each other Shareholder and shall not be recorded on the books and statutory register of the Company and shall not be recognized by the Company; and

(c)                                  no Shareholder (other than JINKE and the SoftBank Investor) shall transfer its Shares to a third party which competes with the business carried on by the Group Companies in China or any Affiliate of such third party without the consent in writing of JINKE.

7.3                               Transfer of Shares by Shareholders

(a)                                 If any Shareholder (other than JINKE and the SoftBank Investor) (the “Transferring Shareholder”) intends to transfer to a third party (the “Intended Transferee”) all or part of the Shares held by such Transferring Shareholder (the “Sale Shares”), the Transferring Shareholder shall issue a written notice (the “Transfer Notice”) setting forth the details of the Shares being sold, the identity of the Intended Transferee, and the terms of the transfer of the Shares (the “Transfer Terms”) to each of the other Shareholders (the “Non-Transferring Shareholders”).  Each Non-Transferring Shareholder shall have an option, exercisable by delivery of a notice in writing to the Transferring Shareholder within thirty (30) days after receipt of the above Transfer Notice, to elect to purchase all or part of the Sale Shares at the same terms and conditions set out in the Transfer Terms and (if all the Non-Transferring Shareholders elect to purchase) on a pro rata basis in proportion to their relative shareholding as between the Non-Transferring Shareholders (the “Right of First Refusal”).  If any of the Non-Transferring Shareholders elects not to purchase all Sale Shares which it is entitled to purchase according to this Article, and the other Non-Transferring Shareholders elect to purchase all Sale Shares that they are entitled to purchase according to this Article, then such other Non-Transferring Shareholders shall have the right (but not the obligation) to purchase the remaining Sale Shares not so purchased on a pro rata basis as between such Non-Transferring Shareholders.

(b)                                 If the Non-Transferring Shareholders elect not to exercise their Right of First Refusal or there are Sale Shares remaining after the relevant Non-Transferring Shareholders have exercised their rights under Articles 7.3(a), then the Transferring Shareholder may transfer the Sale Shares or the remaining Sale Shares (as the case maybe) to the Intended Transferee according to the Transfer Terms. Should the Transferring Shareholder transfer the Sale Shares to the Intended Transferee at a price lower or on terms more favourable than the price and terms stated in the Transfer Notice, the Transferring Shareholder shall not proceed with the proposed share sale and must re-issue a Transfer Notice of the transfer to the other Shareholders according to the provisions of this Articles, and shall comply with the procedures provided for in this Article 7.3.

7.4                               Purchase of Shares by Shareholders

(a)                                 If any Shareholder other than JINKE (the “Purchasing Shareholder”) intends to purchase all or part of the Shares held by another Shareholder other than the SoftBank Investor  (the “Selling Shareholder”), the Purchasing Shareholder shall issue a written notice (the “Purchase Notice”) setting forth the details of the Shares being acquired, the identity of the Selling Shareholder, and the terms of the transfer of the Shares (the “Purchase Terms”) to each of the other Shareholders than the Selling Shareholder (the “Remaining Shareholders”) and offer to purchase the Shares held by such Remaining Shareholders on a pro-rata basis in proportion to their relative shareholding in the Company according to the Purchase Terms. Each Remaining Shareholder shall have an option, exercisable by delivery of a notice in writing to the Purchasing Shareholder within thirty (30) days after receipt of the above Purchase Notice, to elect to sell all or part of the Shares held by them at the same terms and conditions set out in the Purchase Terms. If any Remaining Shareholder elects to accept the Purchasing Shareholder’s offer, such Remaining Shareholder shall be deemed a Selling Shareholder for the purpose of this Article.

(b)                                 Upon expiry of the 30-day period as stated in Article 7.4(a) or the Purchasing Shareholder having received written notice from each of the Remaining Shareholders with respect to acceptance (or refusal) of the offer to purchase, whichever is earlier, the Purchasing Shareholder and the Selling Shareholder shall proceed with the proposed share sale according to the Purchase Terms. Should the Purchasing Shareholder purchase the Shares from the Selling Shareholder at a price lower or on terms more favourable than the price and terms stated in the Purchase Notice, the Purchasing Shareholder shall not proceed with the proposed share sale and must re-issue a Purchase Notice of the transfer to the Remaining Shareholders according to the provisions of this Article, and shall comply with the procedures provided for in this Article 7.4.

7.5                               Shareholders’ Approval Required for Transfer of Shares

Notwithstanding Articles 7.3 and 7.4, for a period of two (2) years from the date of the Shareholders Agreement, the Shareholders other than the SoftBank Investor shall not be permitted to transfer the Shares held by them without the written consent from the other Shareholders holding a majority of the Shares then outstanding (excluding the Shares being held by the transferor Shareholder) provided that such consent shall not be unreasonably withheld or delayed. A Shareholder seeking to transfer Shares pursuant to this Article shall only be required to disclose information to the Shareholders whose consent is sought. A Shareholder who has breached this Article shall lose its rights to information under clause 9 of the Shareholders Agreement (if any) and any other right to financial and operating information of the Company, other than statutory rights.

7.6                               Investors’ Tag Along Right

(a)                                 Where any member of Ping An Group (including, without limitation, JINKE and excluding, for the avoidance of doubt, CO BVI) effects a transaction to an interested buyer (the “Proposed Ping An Transferee A”) (the “Ping An Share Sale”) resulting in Ping An Group collectively holding (through JINKE or otherwise) less than thirty percent (30%) of the then outstanding Shares, Ping An Group, through JINKE (the “Selling Ping An Shareholder”), shall issue a notice (the “Ping An Share Sale Notice”) to each of the Investors setting forth the details of the Ping An Share Sale including the identity of the Proposed Ping An Transferee A and the terms of the transfer of the Shares. Each of the Investors (other than the SoftBank Investor) shall have the option (but not the obligation) at its own discretion to decide, within twenty (20) Business Days upon receipt of the Ping An Share Sale Notice, by delivering a written notice to the Selling Ping An Shareholder and the Company (the “Tag Along Notice”), require the Selling Ping An Shareholder to procure the sale of all of the Shares held by the Investor to the Proposed Ping An Transferee A on the same terms and conditions as the Ping An Share Sale (the “Tag Along Sale”).

(b)                                 Where one or more of the Investors have delivered a Tag Along Notice in accordance with Article 7.6, the Selling Ping An Shareholder shall not complete the Ping An Share Sale until the Ping An Share Sale is completed together with the Tag Along Sale and the Company shall not register any transfer of Shares in accordance with the Ping An Share Sale unless the provisions of this Article 7.6 have been complied with.

(c)                                  The Investor(s) participating in the Tag Along Sale shall:

(i)            collect directly from the Proposed Ping An Transferee A the consideration to be paid for the Shares it is selling in the Tag Along Sale;

(ii)           co-operate in good faith to complete the Tag Along Sale to the Proposed Ping An Transferee A; and

(iii)          deliver to the Proposed Ping An Transferee A the transfer documents and certificates representing all of the Shares held by the Investor in the Company on or before completion of the Tag Along Sale.

(d)                                 There will be no liability either:

(i)            from the Selling Ping An Shareholder to the Investor; or

(ii)           from the Investor to the Selling Ping An Shareholder;

if the Tag Along Sale is not completed despite that the Selling Ping An Shareholder has used its best commercial efforts and in good faith to procure the completion of the Tag Along Sale.

7.7                               Ping An Drag Along Right

(a)                                 JINKE (in this Article, the “Drag Along Ping An Transferor”) may at any time propose to sell all (and not less than all) of its Shares to any interested buyer (the “Proposed Ping An Transferee B”) (the “Drag Along Sale”) provided that:

(i)            the Proposed Ping An Transferee B is not an Associate of any of the Existing Shareholders;

(ii)           the Drag Along Sale is based on a valuation of the Company not less than USD7,500,000,000; and

(iii)          the Drag Along Sale is a bona fide arm’s length transaction being effected in good faith by the Drag Along Ping An Transferor.

(b)                                 Where the conditions set out in Article 7.7(a) are met, the Drag Along Ping An Transferor may, at any time, require the Investors (other than the SoftBank Investor) to sell all (and not less than all) of their Shares to the Proposed Ping An Transferee B by delivering to the Company and the Investors a written notice of its decision to compel the Investors to sell all of their Shares and participate in the Drag Along Sale (the “Drag Along Notice”) on the same terms and conditions.

(c)                                  The Investor(s) required to participate in the Drag Along Sale must:

(i)            collect directly from the Proposed Ping An Transferee B the consideration to be paid for the Shares it is selling in the Drag Along Sale;

(ii)           co-operate in good faith to complete the Drag Along Sale to the Proposed Ping An Transferee B; and

(iii)          use its best commercial efforts to deliver to the Proposed Ping An Transferee B the transfer documents and certificates representing all of the Shares held by the Investor on or before completion of the Drag Along Sale, and if not as soon as reasonably thereafter but in any event no later than thirty (30) Business Days following the completion of the Drag Along Sale.

(d)                                 In the event that any Investor fails to deliver such transfer documents, and certificates to the Proposed Ping An Transferee B in accordance with Article 7.7(c)(iii), the Company will be deemed to have been appointed as the attorney-in-fact of the Investor with full power to (and such Investor hereby irrevocably appoints the Company as its attorney-in-fact with full power and authority to act, in the name of, and for and on behalf of, such Investor to):

(i)                                     execute, complete and deliver, in the name of the Investor, the necessary transfer documents;

(ii)                                  receive the purchase money for the Investor (which must be paid into a separate bank account in the Company’s name); and

(iii)                               cause the Proposed Ping An Transferee B to be registered as the holder of such Shares.

(e)                                  The receipt by the Company of the purchase money will be a good discharge to the Proposed Ping An Transferee B (who will not be bound to see the application of that purchase money) and after the Proposed Ping An Transferee B has been registered in purported exercise of the aforesaid powers the validity of the proceedings will not be questioned by any person.

(f)                                   The Investor(s) subject to a Drag Along Sale must use all reasonable efforts to sell its/their Shares in the Drag Along Sale in compliance with all applicable Laws and the Drag Along Notice.

(g)                                  The Investor(s) will represent and warrant in favour of the Proposed Ping An Transferee B that as at the date of completion of the Drag Along Sale:

(i)                                     the Shares being sold by it are free of all liens, charges and encumbrances; and

(ii)                                  it is the sole legal and beneficial owner of such Shares.

(h)                                 There will be no liability on the part of the Drag Along Ping An Transferor to the Investor if the Drag Along Sale is not completed for whatever reason.

(i)                                     For the avoidance of doubt, in the event that JINKE does not exercise the drag along right under this Article 7.7, the Investors’ tag along right under Article 7.6 shall not be affected and remain exercisable.

7.8                               Exceptions

Notwithstanding the foregoing, the Shareholders agree that each Shareholder is permitted to transfer all or part of its shareholding in the Company without being subject to the above restrictions set out in this Article 7:

(a)                                 subject to Articles 7.2(c) and clause 31 of the Shareholders Agreement, to one or multiple Affiliates of such Shareholder (each an “Affiliate Transferee”), provided that the relevant Shareholder shall provide sufficient evidence to the other Shareholders in respect of its Affiliated relationship with the Affiliate Transferee(s);

(b)                                 for the purposes of implementing the Company ESOP; and

(c)                                  in case of JINKE only, for the purposes of carrying out a Qualified Listing.

7.9                               Transfer of shares by the SoftBank Investor

The SoftBank Investor has given a lock-up undertaking to the Company as set out in clause 5.13 of the SoftBank Share Subscription Agreement (the “SoftBank Lock-Up”). The SoftBank Investor may sell, transfer, acquire or dispose of any Shares of the Company it holds to any interested buyer at its sole discretion to the extent not prohibited by the SoftBank Lock-Up and shall not be subject to any of the restrictions under this Article 7.

8                                         Redemption, Repurchase and Surrender of Shares

8.1                               Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2                               Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3                               The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4                               The Directors may accept the surrender for no consideration of any fully paid Share.

9                                         Treasury Shares

9.1                               The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2                               The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10                                  Variation of Rights of Shares

10.1                        Subject to provisions of the Articles, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.  To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2                        For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3                        The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11                                  Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

12                                  Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13                                  Lien on Shares

13.1                        The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article.  The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.  The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2                        The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received  by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3                        To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser.  The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4                        The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14                                  Call on Shares

14.1                        Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.  A call may be revoked or postponed, in whole or in part,  as the Directors may determine.  A call may be required to be paid by instalments.  A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2                        A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3                        The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4                        If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5                        An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6                        The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7                        The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8                        No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15                                  Forfeiture of Shares

15.1                        If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.  The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2                        If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors.  Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3                        A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4                        A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5                        A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share.  The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6                        The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16                                  Transmission of Shares

16.1                        If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares.  The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2                        Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3                        A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles)  the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17                                  Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1                        The Company may by Ordinary Resolution:

(a)                                 increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)                                 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)                                  convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)                                 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)                                  cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2                        All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3                        Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)                                 change its name;

(b)                                 alter or add to the Articles;

(c)                                  alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)                                 reduce its share capital or any capital redemption reserve fund.

18                                  Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19                                  General Meetings

19.1                        All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2                        The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning.  At these meetings the report of the Directors (if any) shall be presented.

19.3                        The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4                        A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5                        The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6                        If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7                        A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20                                  Notice of General Meetings

20.1                        At least five clear days’ notice shall be given of any general meeting.  Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2                        The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21                                  Proceedings at General Meetings

21.1                        No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2                        A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3                        A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4                        If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5                        The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6                        If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7                        The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8                        When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9                        A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10                 Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11                 The demand for a poll may be withdrawn.

21.12                 Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13                 A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14                 In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22                                  Votes of Members

22.1                        Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2                        In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3                        A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4                        No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5                        No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6                        On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7                        On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23                                  Proxies

23.1                        The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative.  A proxy need not be a Member.

23.2                        The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited.  In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3                        The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4                        The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5                        Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24                                  Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25                                  Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26                                  Directors

26.1                        There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2                        The Board shall comprise up to ten (10) Directors and one (1) observer as follows:

(a)                                 five (5) Directors appointed or nominated by CO BVI;

(b)                                 four (4) Directors appointed or nominated by JINKE;

(c)                                  one (1) Director appointed or nominated by SBI Holdings, Inc. for so long as the shareholding percentage in the Company held by SBI Holdings, Inc., FinTech Business Innovation LPS, SBI StellarS Fintech Fund I LP, SBI StellarS Fintech Fund II LP and SBI StellarS Fintech Fund III LP is in aggregate no less than 3%, provided that if the aggregate shareholding percentage of SBI Holdings, Inc., FinTech Business Innovation LPS, SBI StellarS Fintech Fund I LP, SBI StellarS Fintech Fund II LP and SBI StellarS Fintech Fund III LP in the Company falls below 3%, any Director that has been appointed or nominated by SBI Holdings, Inc. pursuant to this Article shall be removed from office immediately; and

(d)                                 one (1) observer to the Board (the “Observer”) appointed or nominated by the SoftBank Investor, for so long as the SoftBank Investor or its Affiliates hold any Shares.

Each Shareholder shall undertake such actions as necessary to enable the appointment of the Director(s) and the Observer, and their replacement as nominated by the relevant Shareholder pursuant to this Article 26.2 and Article 26.4.

Subject to Statute, the Board shall, and the Shareholders shall procure that the Directors respectively appointed by each of them shall, pass such resolutions and take such other actions as are necessary to give effect to any appointments made pursuant to this Article 26.2. The Shareholders acknowledge and agree that all actions approved or implemented by or at a Board meeting or Shareholders Meeting shall, to the maximum extent permitted by Statute, be concurrently approved and implemented at the shareholder or board level, as appropriate, of each of the Group Companies, and the Shareholders shall take all necessary actions to promptly effect such approval and implementation.

26.3                        The Board shall designate the Director appointed by CO BVI as the Chairman of the Board so long as such Director’s employment with any of Group Companies has not been terminated. The Chairman shall have the duties and powers under the Statute and the Articles.

26.4                        Directors shall hold office at the discretion of the Shareholder nominating them and shall cease to hold office when written notice removing them issued by such Shareholder is received at the registered office of the Company; accordingly, any Shareholder removing any of its nominated Director(s) shall be responsible for, and shall indemnify the Company against, any claim by that Director or those Directors for unfair or wrongful dismissal arising out of his removal from office.

26.5                        The Observer shall be given the same information in respect of each Board meeting as is given to any Director, and shall be entitled to receive such information (including without limitation, notice of meeting) at the same time as the Directors. The Observer shall be entitled to attend and speak at any meetings of the Board but shall not be entitled to vote, nor shall the Observer be regarded as an officer of the Board or be counted in the quorum of any meeting of the Board. Provided that prior written notification has been provided to the Company, the Observer may appoint, or remove from office, an alternate observer to replace the Observer at any meeting or meetings of the Board. Such alternate observer shall have the same rights as the Observer.

27                                  Powers of Directors

27.1                        Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company.  No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2                        All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3                        The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4                        The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

27.5                        Every Director shall have one vote. Board meetings shall be convened and proceeded in accordance with the Statute, the Articles and the Shareholders Agreement.

27.6                        Except for the matters to be otherwise determined and approved as required by the Statute, the Articles or the Shareholders Agreement, the business and affairs of the Company shall be managed and approved by the Board in accordance with Statute, the Articles or the Shareholders Agreement.

27.7                        Without limiting any other provision of the Articles, no Shares held by SBI Holdings, Inc. shall be re-classified whereby the rights, preferences, privileges or authorities attaching to such Shares will be altered without the consent of any Director appointed or nominated by SBI Holdings, Inc. pursuant to Article 26.2(c) provided that such consent shall not be unreasonably withheld. For the avoidance of doubt, if SBI Holdings, Inc. does not have the right to appoint or nominate the Director pursuant to Article 26.2(c), then this Article 27.7 shall cease to apply.

27.8                        Save for the matters submitted to the Second Scheduled Meeting in accordance with Article 27.9 or the matters approved by written resolution of the Board in accordance with Article 30.4, all matters submitted to the Board shall be passed at a properly convened Board meeting by affirmative vote of at least six (6) Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles in accordance with the Statute and the Articles.

27.9                        The quorum for Board meetings shall be seven (7) Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles. If quorum is not reached within 30 minutes after the scheduled meeting time (the “First Scheduled Meeting”), the Chairman shall, on the day following the First Scheduled Meeting, notify all Directors to attend a re-convened Board meeting at the specified time and date (being not more than ten (10) Business Days after the date of the First Scheduled Meeting) (the “Second Scheduled Meeting”). If a quorum is still not reached at the Second Scheduled Meeting, then the Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles at the Second Scheduled Meeting shall be deemed to constitute a quorum and all matters submitted to the Board at the Second Scheduled Meeting shall be passed by the affirmative vote of a simple majority of the Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles in accordance with the Statute and the Articles.

27.10                 The Company shall make available telephonic, electronic or other communication facilities or means to Directors to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.11                 Save for the Second Scheduled Meeting convened under Article 27.9, no Board meeting shall be convened on less than ten (10) Business Days’ notice. Notwithstanding the foresaid, a meeting of the Board shall be deemed to be duly and validly convened, notwithstanding that it is called by shorter or irregular notice, if all the Directors entitled to receive notice and attend the meeting have so agreed.

28                                  Appointment and Removal of Directors

28.1                        Subject to these Articles, including, without limitation to Article 26.2 of these Articles, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2                        Subject to these Articles, including, without limitation to Article 26.2 of these Articles, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29                                  Vacation of Office of Director

The office of a Director shall be vacated if:

(a)                                 the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)                                 the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)                                  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)                                 the Director is found to be or becomes of unsound mind; or

(e)                                  all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30                                  Proceedings of Directors

30.1                        A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum.  A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2                        Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit.  A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3                        A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4                        A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5                        The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.6                        Subject to Article 26.3, the Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.7                        All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.8                        A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him.  The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31                                  Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32                                  Directors’ Interests

32.1                        A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2                        A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3                        A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4                        No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established.  A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5                        A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33                                  Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34                                  Delegation of Directors’ Powers

34.1                        The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2                        The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3                        The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4                        The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5                        The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35                                  Alternate Directors

35.1                        Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2                        An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3                        An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4                        Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5                        Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36                                  No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37                                  Remuneration of Directors

37.1                        Directors (and the Observer, if nominated pursuant to Article 26.2(d)) shall not be entitled to receive remuneration from the Company.  The Company shall reimburse the Directors for reasonable fees incurred in the course of their discharging their duties as a Director, including, without limitation, travel expenses.  The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38                                  Seal

38.1                        The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2                        The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3                        A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39                                  Dividends, Distributions and Reserve

39.1                        Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor.  A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2                        Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3                        The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4                        The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5                        Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6                        The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7                        Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8                        No Dividend or other distribution shall bear interest against the Company.

39.9                        Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member.  Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40                                  Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41                                  Books of Account

41.1                        The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Such books of account must be retained for a minimum period of five years from the date on which they are prepared.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2                        The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3                        The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42                                  Audit

42.1                        The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43                                  Notices

43.1                        Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member).  Any notice, if posted from one country to another, is to be sent by airmail.

43.2                        Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier.  Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted.  Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted.  Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3                        A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4                        Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44                                  Winding Up

44.1                        If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)                                 if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)                                 if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2                        If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45                                  Indemnity and Insurance

45.1                        Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.  No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.  No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2                        The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.  In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article.  If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3                        The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46                                  Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47                                  Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48                                  Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.